================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  -------------

                                 SCHEDULE 13D/A

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                   RULE 13d-2

                               (AMENDMENT NO. 12)

                                 ProLogis Trust

                                (Name of Issuer)

              Common Shares of Beneficial Interest, $.01 par value
             -------------------------------------------------------
                         (Title of Class of Securities)


                                   743410 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                           Jeffrey A. Klopf, Secretary
                       Security Capital Group Incorporated
                               125 Lincoln Avenue
                           Santa Fe, New Mexico 87501
                                 (505) 982-9292
             -------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                December 10, 2001
             -------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box:|_|.

                         (Continued on following pages)
                              (Page 1 of 10 Pages)
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


                                  SCHEDULE 13D

 -------------------------                           -----------------
 | CUSIP No. 861907 10 3 |                           |  Page 2 of 10 |
 -------------------------                           -----------------


--------------------------------------------------------------------------------

1.       NAMES OF REPORTING PERSONS
                  Security Capital Group Incorporated
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                  36-3692698

--------------------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             _
                                                                 (a) |_|
                                                                      _
                                                                 (b) |_|
--------------------------------------------------------------------------------

3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                               _
                                                                     |_|
--------------------------------------------------------------------------------

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Maryland
--------------------------------------------------------------------------------
    Number of    |     |     7.  SOLE VOTING POWER
                 |     |
      Shares     |     |          49,903,814
                 |--------------------------------------------------------------
   Beneficially  |     |     8.  SHARED VOTING POWER
                 |     |
     Owned By    |     |          -0-
                 |--------------------------------------------------------------
       Each      |     |     9.  SOLE DISPOSITIVE POWER
                 |     |
    Reporting    |     |          49,903,814
                 |-------------------------------------------------------------
   Person With   |     |     10.  SHARED DISPOSITIVE POWER
                 |     |
                 |     |          -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         49,903,814

--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                               _
                                                                     |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         28.6%

--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON REPORTING

         CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

 -------------------------                           -----------------
 | CUSIP No. 861907 10 3 |                           |  Page 3 of 10 |
 -------------------------                           -----------------


--------------------------------------------------------------------------------

1.       NAMES OF REPORTING PERSONS
                  SC Capital Incorporated
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                  74-2985638

--------------------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             _
                                                                 (a) |_|
                                                                      _
                                                                 (b) |_|
--------------------------------------------------------------------------------

3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS

         BK, OO
--------------------------------------------------------------------------------

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                               _
                                                                     |_|
--------------------------------------------------------------------------------

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Nevada
--------------------------------------------------------------------------------
    Number of    |     |     7.  SOLE VOTING POWER
                 |     |
      Shares     |     |          49,903,814
                 |--------------------------------------------------------------
   Beneficially  |     |     8.  SHARED VOTING POWER
                 |     |
     Owned By    |     |          -0-
                 |--------------------------------------------------------------
       Each      |     |     9.  SOLE DISPOSITIVE POWER
                 |     |
    Reporting    |     |          49,903,814
                 |--------------------------------------------------------------
   Person With   |     |     10.  SHARED DISPOSITIVE POWER
                 |     |
                 |     |          -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         49,903,814

--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                               _
                                                                     |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         28.6%

--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON REPORTING

         CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

 -------------------------                           -----------------
 | CUSIP No. 861907 10 3 |                           |  Page 4 of 10 |
 -------------------------                           -----------------


--------------------------------------------------------------------------------

1.       NAMES OF REPORTING PERSONS
                  SC Realty Incorporated
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                  88-0330184

--------------------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             _
                                                                 (a) |_|
                                                                      _
                                                                 (b) |_|
--------------------------------------------------------------------------------

3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS

         BK, OO
--------------------------------------------------------------------------------

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                               _
                                                                     |_|
--------------------------------------------------------------------------------

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Nevada
--------------------------------------------------------------------------------
    Number of    |     |     7.  SOLE VOTING POWER
                 |     |
      Shares     |     |          49,903,814
                 |--------------------------------------------------------------
   Beneficially  |     |     8.  SHARED VOTING POWER
                 |     |
     Owned By    |     |          -0-
                 |--------------------------------------------------------------
       Each      |     |     9.  SOLE DISPOSITIVE POWER
                 |     |
    Reporting    |     |          49,903,814
                 |--------------------------------------------------------------
   Person With   |     |     10.  SHARED DISPOSITIVE POWER
                 |     |
                 |     |          -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         49,903,814

--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                               _
                                                                     |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         28.6%

--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON REPORTING

         CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

 -------------------------                           -----------------
 | CUSIP No. 861907 10 3 |                           |  Page 5 of 10 |
 -------------------------                           -----------------


--------------------------------------------------------------------------------

1.       NAMES OF REPORTING PERSONS
                  Security Capital Operations Incorporated
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                  52-2146697

--------------------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             _
                                                                 (a) |_|
                                                                      _
                                                                 (b) |_|
--------------------------------------------------------------------------------

3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS

         BK, OO
--------------------------------------------------------------------------------

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                               _
                                                                     |_|
--------------------------------------------------------------------------------

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Maryland
--------------------------------------------------------------------------------
    Number of    |     |     7.  SOLE VOTING POWER
                 |     |
      Shares     |     |          49,903,814
                 |--------------------------------------------------------------
   Beneficially  |     |     8.  SHARED VOTING POWER
                 |     |
     Owned By    |     |          -0-
                 |--------------------------------------------------------------
       Each      |     |     9.  SOLE DISPOSITIVE POWER
                 |     |
    Reporting    |     |          49,903,814
                 |--------------------------------------------------------------
   Person With   |     |     10.  SHARED DISPOSITIVE POWER
                 |     |
                 |     |          -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         49,903,814

--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                               _
                                                                     |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         28.6%

--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON REPORTING

         CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

 -------------------------                           -----------------
 | CUSIP No. 861907 10 3 |                           |  Page 6 of 10 |
 -------------------------                           -----------------


--------------------------------------------------------------------------------

1.       NAMES OF REPORTING PERSONS
                  West Mixed-Use Realty Investors Trusts
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                  74-2869170

--------------------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             _
                                                                 (a) |_|
                                                                      _
                                                                 (b) |_|
--------------------------------------------------------------------------------

3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS

         BK, OO
--------------------------------------------------------------------------------

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                               _
                                                                     |_|
--------------------------------------------------------------------------------

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Maryland
--------------------------------------------------------------------------------
    Number of    |     |     7.  SOLE VOTING POWER
                 |     |
      Shares     |     |          49,903,814
                 |--------------------------------------------------------------
   Beneficially  |     |     8.  SHARED VOTING POWER
                 |     |
     Owned By    |     |          -0-
                 |--------------------------------------------------------------
       Each      |     |     9.  SOLE DISPOSITIVE POWER
                 |     |
    Reporting    |     |          49,903,814
                 |--------------------------------------------------------------
   Person With   |     |     10.  SHARED DISPOSITIVE POWER
                 |     |
                 |     |          -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         49,903,814

--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                               _
                                                                     |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         28.6%

--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON REPORTING

         CO
--------------------------------------------------------------------------------

          This Amendment No. 12 (this "Amendment") is being filed to a Schedule 13D filed by Security Capital Group Incorporated, formerly known as Security Capital Realty Incorporated, a Maryland corporation ("Group"), SC Capital Incorporated, a Nevada corporation and wholly owned subsidiary of Security Capital Group ("SC Capital"), SC Realty Incorporated, a Nevada corporation and wholly owned subsidiary of SC Capital ("SC-Realty"), Security Capital Operations Incorporated, a Maryland corporation and wholly owned subsidiary of SC-Realty ("Operations"), and West Mixed-Use Realty Investors Trust, a Maryland real estate investment trust and subsidiary of Operations ("West"), and amends the
Schedule 13D filed by Group, SECAP Realty Incorporated, a Delaware corporation ("SECAP"), Security Capital Group Incorporated, a Delaware corporation ("Old Group"), and William D. Sanders, an individual, on March 11, 1994, and amended on August 16, 1994, September 28, 1994, October 7, 1994, August 24, 1995,
September 30, 1995, August 21, 1996, September 26, 1997, April 30, 1997, October 8, 1997, April 26, 1999 and September 10, 2001 (as so amended, the "13D"). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the 13D.

ITEM 4.  PURPOSE OF THE TRANSACTION

Item 4 is hereby amended to add the following:

          On December 10, 2001, Group entered into Amendment No. 1 to the Third Amended and Restated Investor Agreement dated as of September 9, 1997 by and between ProLogis and Group (the "Investor Agreement") clarifying certain matters with respect to Group's registration rights under the Investor Agreement. A copy of the Amendment is attached as Exhibit 2 and is incorporated herein by reference.

          Group has not exercised its registration rights and reserves all of its rights under the Investor Agreement. Group also reserves the right, based on all relevant factors, to change its investment intent with respect to ProLogis at any time in the future, and to acquire additional Shares in the open market or in privately negotiated transactions, to dispose of all or a portion of its holdings of Shares, or to change its intention with respect to any or all of the matters referred to in this Schedule 13D. In reaching any conclusion as to its future course of action, Group will take into consideration various factors, such as ProLogis' business and prospects, other developments concerning ProLogis, other business opportunities available to Group, developments with respect to the business of Group, and general economic and stock market conditions, including, but not limited to, the market price of the Shares and of Group's own common stock. There can be no assurance as to whether Group will take any action with respect to its ownership of Shares, or enter into any discussions with ProLogis or with any third parties with respect to the Shares or Prologis, whether such discussions will lead to any transaction that might be considered or agreed to by any third party, ProLogis or Group, the terms of any such transaction, or the timing or certainty of any such transaction. Moreover, any such action or discussions will be subject to and conducted in accordance with all applicable legal rules and contractual agreements to which Group is subject or which otherwise apply to the purchase or sale of Shares.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

Exhibit 2 Amendment Number 1, dated as of December 10, 2001, to the Third Amended and Restated Investor Agreement, dated as of September 9, 1997, by and between ProLogis and Group.

                                    SIGNATURE

          After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.



                                 SECURITY CAPITAL GROUP INCORPORATED


                                 By: /s/ Jeffrey A. Klopf
                                    Name:  Jeffrey A. Klopf
                                    Title: Senior Vice President and Secretary


                                 SC CAPITAL INCORPORATED


                                 By: /s/ Jeffrey A. Klopf
                                 Name:  Jeffrey A. Klopf
                                 Title: Secretary


                                 SC REALTY INCORPORATED


                                 By: /s/ Jeffrey A. Klopf
                                 Name:  Jeffrey A. Klopf
                                 Title: Secretary


                                 SECURITY CAPITAL OPERATIONS INCORPORATED


                                 By: /s/ Jeffrey A. Klopf
                                 Name:  Jeffrey A. Klopf
                                 Title: Secretary

                                 WEST MIXED-USE REALTY INVESTORS TRUST


                                 By: /s/ Jeffrey A. Klopf
                                 Name:  Jeffrey A. Klopf
                                 Title: Secretary



         December 11, 2001

                                  Exhibit Index


Exhibit 2 Amendment Number 1, dated as of December 10, 2001, to the Third Amended and Restated Investor Agreement, dated as of September 9, 1997, by and between ProLogis Trust and Security Capital Group Incorporated.